Exhibit 99.2

LOCK-UP AGREEMENT
September [●], 2023
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093
Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282
Ladies and Gentlemen:
As an inducement to Goldman Sachs & Co. LLC (the “Underwriter”) to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering (the “Public Offering”) will be made of the common stock, par value $0.01 per share (the “Securities”), of Green Brick Partners, Inc., a Delaware corporation (including any successor (by merger or otherwise) thereto, the “Company”), the undersigned hereby agrees that during the respective period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities or securities convertible into or exchangeable or exercisable for any Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the Securities or securities convertible into or exchangeable or exercisable for any Securities within the meaning of Section 16 of the Exchange Act, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Underwriter.  In addition, the undersigned agrees that, without the prior written consent of the Underwriter, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.
The Lock-Up Period will commence on the date of this letter agreement (the “Lock-Up Agreement”) and continue until and include the date that is 30 days after the date of the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.
Any Securities or securities convertible into or exchangeable or exercisable for any Securities received after the date hereof (including those received upon exercise of options granted to the undersigned) will also be subject to this Lock-Up Agreement.  Any Securities or securities convertible into or exchangeable or exercisable for any Securities acquired by the undersigned in the open market after the date of the Underwriting Agreement will not be subject to this Lock-Up Agreement, provided that, with respect to any sale or other disposition during the applicable Lock-Up Period of Securities or securities convertible into or exchangeable or exercisable for any Securities acquired on the open market, (1) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reporting a reduction in ownership of the Securities or securities convertible into or exchangeable or exercisable for any Securities, as compared to the respective ownership as of the date hereof of the Securities or securities convertible into or exchangeable or exercisable therefor, shall be required or voluntarily made during the applicable Lock-Up Period, and (2) the undersigned does not otherwise voluntarily effect any public filing, report or other disclosure regarding such transfers.
Notwithstanding the foregoing, the undersigned may transfer the Securities or securities convertible into or exchangeable or exercisable for any Securities if such transfer is:
(i)  as a bona fide gift or gifts;
(ii)  by will or intestate succession;
(iii)  to a family member or trust for the benefit of the undersigned or a family member;
(iv)  if the undersigned is a corporation, partnership, limited liability company or other business entity, part of a distribution, transfer or other distribution to (a) its general or limited partners, members, stockholders or other equity owners, (b) such entity’s parent or to any subsidiary of such entity, (c) any investment fund or similar entity controlled or managed by any such entity, its parent or any subsidiary thereof, or (d) any other entity under common control with the undersigned (for purposes of this paragraph, “parent” shall mean, with respect to any person, any other entity that owns, directly or indirectly, capital stock of or other equity interests in such person having more than 50% of the ordinary voting power in the election of such entity’s directors, managers or similar persons, “subsidiary” shall mean a “majority owned subsidiary” as defined in Rule 405 under the Securities Act of 1933, as amended, and “control” shall mean having the power to elect or appoint a majority of the board of directors or managing members of the person or entity or to direct or cause the direction of management or policies of a person or entity, whether by holding voting securities, by contract or otherwise);
(v)  [Reserved];
(vi)  the transfer to the Company of the Securities or securities convertible into or exchangeable or exercisable for any Securities upon a vesting event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis, or the disposition of Securities or securities convertible into or exchangeable or exercisable for any Securities to the Company to satisfy tax withholding obligations of the undersigned in connection with such vesting or exercise; [or]
(vii)  the transfer, sale, tender or other disposition of the Securities (or any security convertible into or exercisable or exchangeable for the Securities) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Securities involving a change in control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of the Securities (or any security convertible into or exercisable or exchangeable for the Securities), or vote any Securities in favor of any such transaction); provided, however, that, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Securities or securities convertible into or exchangeable or exercisable for any Securities owned by the undersigned shall remain subject to the restrictions contained in this Lock-Up Agreement; [or]
(viii)  [the entry into and performance of one or more forward sale transactions with the Underwriter or its affiliate, as dealer (each, a “Forward Sale Transaction”), in respect of an aggregate number not to exceed [●] shares, provided that the averaging period used to determine the forward sale price will not commence prior to October 5, 2023]1;
provided, however, that:
(A)  in the case of clauses (i)-(v), it shall be a condition to the transfer that (1) the transferee execute an agreement stating that the transferee is receiving and holding Securities or securities convertible into or exchangeable or exercisable for any Securities subject to the provisions of this Lock-Up Agreement, and (2) except in the case of clauses (iv)(d) and (v), any such transfer shall not involve a disposition for value; and
(B)  in the case of clauses (i)-(vii), it shall be a condition to the transfer that (1) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of the Securities or securities convertible into or exchangeable or exercisable for any Securities shall be required or voluntarily made during the applicable Lock-Up Period, and (2) the undersigned does not otherwise voluntarily effect any public filing, report or other disclosure regarding such transfer; except for, (a) solely in the case of clause (vi), a required filing on Form 4 in connection with a forfeiture to the Company to cover tax obligations of the undersigned in connection with a vesting event, as long as at least two business days’ notice is provided to the Underwriter prior to such proposed filing, the filing shall report such transfer using transaction code “F” and shall include a footnote that such transaction was undertaken solely to satisfy such tax obligation, and (b) solely in the case of clauses (iv) and (v), a required filing on Form 4 or, in the case of clauses (iv)(d) and (v), Schedule 13D in connection with such distribution or transfer, as long as at least two business days’ notice is provided to the Underwriter prior to such proposed filing and the filing shall include a footnote or other explanatory disclosure that such distribution was to a distributee or transferee permitted under clauses (iv) or (v), as the case may be, and (A) with respect to transactions pursuant to clauses (iv)(a)-(c), did not involve a distribution for value and (B) did not result in a reduction in the beneficial ownership of the Securities or securities convertible into or exchangeable or exercisable for any Securities of the undersigned and the entities under common control with the undersigned, when considered on an aggregate basis.

1 To be included for entities entering into RASR.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.
The undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any Securities the undersigned may purchase in the above-referenced offering.
The undersigned further agrees that, although the Underwriter may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to the undersigned in connection with the Public Offering, the Underwriters are not making a recommendation to the undersigned to participate in the Public Offering or sell any Securities at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that the Underwriter is making such a recommendation.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.
This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Lock-Up Agreement shall become effective upon the execution of the Underwriting Agreement and shall thereafter lapse and become null and void in the event of the termination of the Underwriting Agreement (other than the provisions thereof that survive termination) prior to payment for, and delivery of, the Securities to be sold on the first closing date thereunder.  This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
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